    As filed with the Securities and Exchange Commission on February 7, 2003

                                                   Registration No.  333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -------------------------

                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               TRINITY BIOTECH PLC
             (Exact name of registrant as specified in its charter)

          Republic of Ireland                                  None
    (State or other jurisdiction of                        (IRS Employer
     incorporation or organization)                   Identification Number)

                                IDA Business Park
                                Bray, Co. Wicklow
                                     Ireland
                               011 353 1 276 9800
    (Address and telephone number of Registrant's principal executive office)

                             Alan J. Bernstein, Esq.
                            Carter, Ledyard & Milburn
                                  2 Wall Street
                            New York, New York 10005
                                 (212) 732-3200
            (Name, address and telephone number of agent for service)


                            -------------------------

             Copies to:

                             Alan J. Bernstein, Esq.
                            Carter, Ledyard &Milburn
                                  2 Wall Street
                             New York, New York10005
                                 (212) 732-3200

                            -------------------------

         Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                                CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                              Proposed
 Title of each class of securities                             maximum                  Proposed                  Amount of
          to be registered             Amount to be      offering price per        maximum aggregate            registration
                                        registered            share(1)             offering price(1)                 fee
------------------------------------------------------------------------------------------------------------------------------------
Class A Ordinary Shares, nominal         4,133,333             $1.675                $6,923,332.70                  $637
value $.0109
====================================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and the low prices ($1.75 and $1.60, respectively) of one ADR representing one Class A Ordinary Share as reported by Nasdaq on February 5, 2003

                                ----------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

         Pursuant to Rule 429 under the Securities Act of 1933, the prospectus herein is being filed as a combined prospectus satisfying the requirements of that Act and the rules and regulations thereunder for the registrant's offering registered on its Registration Statement on Form F-3, Registration No. 333-11360. Accordingly, this Registration Statement being currently filed shall act, upon effectiveness, as a post-effective amendment to the said earlier Registration Statement.

================================================================================

PROSPECTUS

                  Subject to Completion, dated February 7, 2003

                        4,467,034 Class A Ordinary Shares


                               TRINITY BIOTECH PLC

       Class A Ordinary Shares Represented by American Depositary Receipts

         The American Depositary Receipts of Trinity Biotech trade in the United States on the Nasdaq SmallCap Stock Market under the symbol "TRIB." On February 5, 2003, the last reported sale price of an American Depositary Receipt of Trinity Biotech, as reported by Nasdaq, was $1.67.

         These American Depositary Receipts are being sold by the selling shareholders named in this prospectus on terms fixed at the time of the sale.

         See "Summary of Risks" beginning on page 5 to read about certain factors you should consider before buying American Depositary Receipts.

                                ----------------

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                      Prospectus dated February ___, 2003.






The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

                           Table of Contents


About Trinity Biotech.....................................................2

Where You Can Find More Information.......................................2

Enforceability of Civil Liabilities Against Foreign Persons...............3

Currency Translation......................................................4

Notice Regarding Forward-Looking Statements...............................4

Summary of Risks..........................................................5

Recent Developments.......................................................8

Use of Proceeds..........................................................10

Selling Shareholders.....................................................11

Plan of Distribution.....................................................12

Legal Matters............................................................14

Experts..................................................................14

About Trinity Biotech

         Trinity Biotech plc, an Irish public limited company, was formed in January 1992 to acquire, develop, manufacture and market rapid and laboratory based diagnostic tests for the detection of various infectious diseases and other medical conditions. In addition, we manufacture and market diagnostic tests through our U.S. subsidiaries, Trinity Biotech (USA) Corp., MarDx Diagnostics Inc. and Trinity Biotech Distribution, Inc. (f/k/a Biopool U.S., Inc.). Our address is IDA Business Park, Bray, Co. Wicklow, Ireland, telephone number 011 353 1 276 9800.

Where You Can Find More Information

         We file annual and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all the shares. This prospectus is part of a registration statement we filed with the SEC (Registration No 333-______).

o        Annual Report on Form 20-F for the year ended December 31, 2001

o Report on Form 6-K for the period ended June 30, 2002, filed on February 7, 2003

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         Corporate Secretary
         Trinity Biotech plc
         IDA Business Park
         Bray, Co. Wicklow
         Ireland
         011 353 1 276 9800

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

         Trinity is a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in Trinity's equity securities by its officers and directors are exempt from Section 16 of the Exchange Act. In addition, Trinity is not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

         Our ADRs are listed for quotation on the Nasdaq SmallCap Market, and reports and other information filed by us can be inspected at the offices of Nasdaq. Each ADR represents one Class A Ordinary Share of Trinity.

Enforceability of Civil Liabilities Against Foreign Persons

         We are a public limited company organized under the laws of the Republic of Ireland. Several of our directors and officers and certain experts named in the registration statement are residents of Ireland or other non-U.S. jurisdictions. Substantial portions of the assets of these persons and of Trinity are located in Ireland or other non-U.S. jurisdictions.

         We have appointed Alan Bernstein of Carter, Ledyard & Milburn as our agent to receive service of process in any legal action against us. However, it may not be possible for investors to effect service of process upon Trinity or its non-U.S. directors, officers or experts named in the registration statement or to enforce any judgment obtained against these persons in U.S. courts. Also, it may not be possible to enforce U.S. securities laws or judgments obtained in U.S. courts against these persons in a non-U.S. jurisdiction.

Currency Translation

         Trinity publishes its financial statements in United States dollars. Unless otherwise specified, all references to "U.S. dollars", "dollars", "$" or "U.S. $" are to United States dollars and references to "Euro," or "(euro)" are to the European Euro. This prospectus contains translations of certain Euro amounts into U.S. dollars at a specified rate. U.S. dollar equivalent information for Euros is based on the Interbank rate for September 30, 2002. The average exchange rate for January 31, 2003 was U.S. $1.0815 per 1 Euro. No representation is made that the Euro or U.S. dollar amounts shown in this prospectus could have been or could be converted into U.S. dollars or Euros, as the case may be, at any particular rate or at all.

Notice Regarding Forward-Looking Statements

         This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting Trinity to avail itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 for all such forward looking statements. Examples of forward-looking statements include: (1) projections of capital expenditures, revenues, growth, prospects, financial resources and other financial matters; (2) statements of our plans or objectives; and (3) statements using the words "anticipate," "believe," "estimate," "expect," "may," "intend," "plan," "project," "understand" and other verbs suggesting uncertainty.

         Our ability to predict results of Trinity's operations or the effects of certain events on Trinity's operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption "Summary of Risks" and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such risks and many other factors beyond the control of Trinity's management could cause the actual results, performance or achievements of Trinity to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

Summary of Risks

         Before you invest in our shares, you should be aware that there are various risks, including those described below. You should consider carefully these risks together with all of the other information included in this prospectus before you decide to purchase our shares.

Potential Fluctuations in Results

o Trinity's operating results may fluctuate as a result of many factors including size and timing of orders, the competitive conditions in the industry, loss of significant customers, delays in the development of new products, currency fluctuations and general economic conditions.

Future Need for Capital

o Up to now Trinity has funded its operations through the sale of its shares and securities convertible into shares, revenues from operations and bank borrowings. In addition to our regular expenses, we are obligated to repay two promissory notes described below in the section "Recent Developments - Sale of Convertible Notes" beginning in the year 2004. The proceeds of the notes were used to make the purchase price payment for the asset acquisition on November 27, 2002 described below in the section "Recent Developments - Acquisitions". The total amount for these payments is approximately $4 million (including interest). Also, we will have to make the future purchase price payments described below in the section "Recent Developments - Acquisitions". We expect that our current working capital and sales revenues will fund our operations and payment obligations for the foreseeable future. However, if our capital requirements are greater than expected, or if our revenues are not sufficient to fund our operations, we may need to find additional financing which may not be available on attractive terms or at all. Any future financing could have an adverse effect on our current shareholders or the price of our shares in general.

Uncertainty of Product Development

o The diagnostic test industry is characterized by ongoing technological developments and changing customer requirements. As a result, Trinity's success and continued growth depend, in part, on its ability in a timely manner to develop or acquire rights to, and successfully introduce into the marketplace, enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Trinity's competition. There can be no assurance that Trinity will be successful in developing or acquiring such rights to products on a timely basis or that such products will adequately address the changing needs of the marketplace.

Changing Market Conditions

o The healthcare industry is in transition with a number of changes that affect the market for diagnostic test products. Changes in the healthcare industry delivery system have resulted in major consolidation among reference laboratories and in the formation of multi-hospital alliances, reducing the number of institutional customers for diagnostic test products. There can be no assurance that Trinity will be able to enter into and/or sustain contractual or other marketing or distribution arrangements on a satisfactory commercial basis with these institutional customers.

Uncertainty of Government Regulatory Approvals

o Sales of our products are subject to regulation by health authorities in countries where they are marketed. We must obtain regulatory approval for any products which are successfully developed prior to their commercial sale. These approvals may take several years and may never be obtained.

Dependence Upon Sales to Major Customer

o During the one year period ended December 31, 2001 and the nine months ended September 30, 2002, approximately 27% and 20% respectively of Trinity's revenues were derived from a distribution agreement between our U.S. subsidiaries and Carter Wallace, Inc. In 2001, Carter Wallace was acquired by Medpointe, Inc. The loss or interruption of the distribution agreements with Carter Wallace could be expected to have a material adverse effect on Trinity.

Dependence on Key Personnel

o        Trinity's success is dependent on certain key management personnel.
         Competition for qualified employees among biotechnology companies is intense, and the loss of key personnel, or the inability to attract and retain the additional highly skilled employees required for the expansion of our activities, could adversely affect our business.

Market Competition and Technological Obsolescence

o The diagnostics industry is extremely competitive. Trinity is competing directly with companies which have greater capital resources and larger marketing and business organizations than Trinity. Trinity's ability to grow revenue and earnings may be adversely impacted by competitive product and pricing pressures and by its inability to gain or retain market share as result of the action of competitors. The Company has significantly invested in research and development but there can be no guarantees that its R&D programs will not be rendered technologically obsolete or financially non-viable by the technological advances of its competitors.

Ongoing Litigation

o On December 19, 2002, Trinity filed a lawsuit against Xtrana, Inc. in the United States District Court for the Southern District of New York in connection with an Asset Purchase Agreement entered into between Trinity and Xtrana on November 9, 2001. After the Asset Purchase Agreement was finalized, Xtrana entered into a consent judgment with Instrumentation Laboratories ("IL") in which it admitted that one of the products listed in the Asset Purchase Agreement (identified as "Bioclot") infringed on patents held by IL. Trinity has asserted claims against Xtrana for breach of contract, breach of the implied covenant of good faith and fair dealing, unjust enrichment, common law fraud, negligent misrepresentation and violation of the Delaware Consumer Fraud Act as a result of misrepresentations made by Xtrana regarding the IL lawsuit and for entering into the consent judgment. Trinity seeks not less than $1,200,000 for each of its claims and punitive damages not less than $3,000,000 on its claims for common law fraud and violation of the Delaware Consumer Fraud Act. On or about January 17, 2003, Xtrana filed counterclaims for tortious interference with prospective economic advantage, breach of contract for failure to pay promissory notes in connection with the Asset Purchase Agreement, breach of covenant of good faith and fair dealing and seeking a declaratory judgment that Trinity is obligated to make payments under the promissory notes. Xtrana seeks not less than $27,000,000 for each of its claims and punitive damages not less than $30,000,000 on its claims for tortious interference and breach of covenant of good faith and fair dealing. Management sees no valid basis for alleging damages against Trinity.

Patent Protection

o We can provide no assurance that the patents Trinity may apply for will be obtained or that existing patents will not be challenged. The patents owned by Trinity and its subsidiaries may be challenged by third parties through litigation and could adversely affect the value of our patents. We can provide no assurance that our patents will continue to be commercially valuable.

o Also, our technologies could be subject to claims of infringement of patents or proprietary technology owned by others. The cost of enforcing our patent and technology rights against infringers or defending our patents and technologies against infringement charges by others may be high and could adversely affect our business.

o Trade secrets and confidential know-how are important to our scientific and commercial success. Although we seek to protect our proprietary information through confidentiality agreements and other contracts, we can provide no assurance that others will not independently develop the same or similar information or gain access to our proprietary information.

Dependence Upon Suppliers

o The primary raw materials required for Trinity's test kits consist of antibodies, antigens or other reagents, glass fibre and packaging materials to be acquired from third parties. Although Trinity does not expect to be dependent upon any one source for these raw materials, alternative sources of antibodies with the specificity and sensitivity desired by Trinity may not be available. Such unavailability could affect the quality of our products and our ability to meet orders for specific products.

Risk of Product Liability

o Trinity may be subject to claims for personal injuries or other damages resulting from its products or services. There can be no assurance that our product liability insurance is sufficient to protect us against liability that could have a material adverse effect on our business.

Risk of Foreign Exchange Fluctuations

o Trinity records its transactions and prepares its financial statements in U.S. dollars. A substantial portion of our expenses are denominated in Euros. However, Trinity's revenues are primarily denominated in U.S. dollars. As a result, we are affected by fluctuations in currency exchange rates, especially the exchange rate between the U.S. dollar and the Euro. Fluctuations between these and other exchange rates may adversely affect our earnings and assets.

Penny Stock Regulations and Restrictions on Marketability

o SEC regulations concerning "penny stock" apply to our shares. These regulations impose sales practice requirements on broker-dealers who sell our shares to persons other than established customers and "accredited investors" as defined in SEC regulations. For transactions covered by the regulations, broker-dealers must make a suitability determination and receive a written agreement from the purchaser prior to the sale. These regulations may affect the ability of broker-dealers to sell our shares in the secondary market and thus adversely affect our share price.

Recent Developments

Sale of Convertible Notes

         On November 27, 2002, we issued Convertible Notes with an aggregate principal amount of $3,500,000 and warrants to purchase an aggregate of 50,000 of our Class A Ordinary Shares for an aggregate sale price of $3,500,000 to The Tail Wind Fund Ltd. and Solomon Strategic Holdings, Inc., $1,000,000 of which was paid for through the surrender of a debenture issued to The Tail Wind Fund Ltd. in 1999. The Notes are divided into two tranches, designated Tranche A, in the principal amount of $2,500,000, and Tranche B, in the principal amount of $1,000,000. Tranche A matures on July 2, 2007 and Tranche B matures on December 31, 2005. Tranche A bears annual interests at the rate of 5.25%, unless Trinity is unable to grant a mortgage for the benefit of the investors on a recently acquired facility in Lemgo, Germany by March 12, 2003, in which event Tranche A shall bear annual interest at the rate of 6.00%. Tranche B bears annual interests at the rate of 6.00%. Trinity shall pay the interest accrued under both tranches quarterly in arrears on the first business day of each consecutive calendar quarter beginning on January 2, 2003.

         Commencing January 2, 2004, Trinity is required to repay quarterly in the aggregate U.S. $200,000 in principal amount plus accrued interest due under Tranche A of the Notes, either in cash or in Class A Ordinary Shares at Trinity's option, subject to certain exceptions.

         The Notes are convertible into our Class A Ordinary Shares. The holders of the Notes may exercise this right to convert at any time and from time to time before we repay the Notes. The number of shares to be received upon conversion is calculated by dividing the amount of the Notes being converted by $1.50. However, if Trinity does not grant the above described mortgage by March 12, 2002, this conversion price will be $1.25.

         As part of the sale of the Notes, we issued Warrants to buy 50,000 of our Class A Ordinary Shares to the purchasers of the Notes. These Warrants allow the purchasers to buy these shares at $1.50 each any time until November 27, 2007. However, if Trinity does not grant the above described mortgage by March 12, 2003, this exercise price shall be $1.25. In addition, The Tail Wind Fund Ltd. still holds a five year warrant issued to it on December 27, 1999 which grants the right to purchase 333,701 shares. The resale of these shares has been registered under a registration statement on Form F-3, Registration No. 333-11360.

         We agreed to file a registration statement with the SEC covering the public sale of 175% of the shares which we may issue if the Notes are converted in full and 100% of the shares issuable upon full exercise of the Warrants. Such registration statement also covers shares issued in payment of principal or interest on the Notes. This prospectus forms a part of that registration statement. We agreed to use our best efforts to have this registration statement declared effective by the SEC. If (i) after the registration statement has been declared effective, sales cannot be made for any reason, (ii) the ADRs to be registered are not listed on the Nasdaq National or SmallCap Market, the New York State Exchange, or the American State Exchange, or (iii) Trinity does not issue the shares upon conversion of the Notes or exercise of the Warrants, Trinity must pay liquidated damages in an amount equal to 2% of the principal outstanding with the Notes after and as long as one of these events have occurred and continue.

Acquisitions

         Effective as of November 27, 2002, Trinity and several of its subsidiaries acquired from Sigma certain assets of its clinical chemistry and cardiac chemistry business lines for a total purchase price of $4,350,000, of which $2,540,000 was paid on November 27, 2002, $1,010,000 is payable on May 27, 2003 and $800,000 is payable on November 27, 2003.

         Effective as of August 26, 2002, Trinity and several of its subsidiaries acquired from Sigma Diagnostics, Inc., a Missouri based company, certain assets of Sigma's coagulation business line, including Sigma's coagulation products facility in Amelung, Germany, for a total purchase price of $1,300,000.

         In December 2001, Trinity acquired the assets and goodwill of the Biopool hemostasis business of Biopool US Inc. for a consideration of $6.3 million before costs comprising US$3.7 million in cash and $2.6 million in deferred consideration. The first installment of the deferred consideration in the amount of $0.9 million was paid recently and two additional installments of $1.1 million and $0.6 million are payable on December 21, 2003 and 2004, respectively.

Use of Proceeds

         Trinity will not receive any additional proceeds from the sale of the shares offered by this prospectus. However, we will receive the proceeds of any exercise of the Warrants as discussed above for cash, which proceeds will be used for working capital and general corporate purposes. If the investors exercise all of the Warrants, Trinity would receive proceeds of $75,000 if the exercise price of $1.50 applies and $62,500 if the exercise price of $1.25 applies.

Selling Shareholders

                                    Number of Shares          Number of Shares          Number of Shares
Name of Shareholder                 Beneficially Owned        Being Offered             Owned After Offering
-------------------                 ------------------        -------------             --------------------
The Tail Wind Fund Ltd.             2,373,701(1)              3,873,701(3)                       0

Solomon Strategic                     343,334(2)                593,333(4)                       0
Holdings Inc.

                  (1) Includes 2,000,000 shares issuable upon conversion of the Notes issued to the selling shareholder on November 27, 2002, 40,000 shares issuable upon exercise of the Warrants issued to the selling shareholder on November 27, 2002, and 333,701 shares issuable upon exercise of the five year warrant issued to the selling shareholder on December 27, 1999, the resale of which shares has been registered under the registration statement on Form F-3, registration no. 333-11360.

                  (2) Includes 333,334 shares issuable upon conversion of the Notes issued to the selling shareholder on November 27, 2002 and 10,000 shares issuable upon exercise of the Warrants issued to the selling shareholder on November 27, 2002.

                  (3) Representing 175% of the shares issuable upon conversion of the Notes issued to the selling shareholder on November 27, 2002, 100% of the shares issuable upon exercise of the Warrants issued to the selling shareholder on November 27, 2002, and the shares issuable upon exercise of the five year warrant issued to the selling shareholder on December 27, 1999.

                  (4) Representing 175% of the shares issuable upon conversion of the Notes issued to the selling shareholder on November 27, 2002 and 100% of the shares issuable upon exercise of the Warrants issued to the selling shareholder on November 27, 2002.

         The table above represents the number of Class A Ordinary shares beneficially owned by each selling shareholder assuming for each selling shareholder the conversion of the Notes and exercise of the warrants described above in "Recent Developments" at a conversion and exercise price of $1.50.

         The registration statement of which this prospectus forms a part covers up to 4,133,333 Class A Ordinary Shares represented by ADRs issued or issuable upon conversion of, exchange for or in payment of principal or interest on, the Notes issued to the selling stockholders and upon exercise of the Warrants issued to the selling stockholders on November 27, 2002.

         None of the selling shareholders has held any position, office or other material relationship with Trinity or any of its affiliates within the past three years other than as a result of his or its ownership of Trinity shares, debentures or warrants. The shares may be offered from time to time by the selling shareholders named above. However, the selling shareholders are under no obligation to sell any portion of their shares. All information about share ownership has been furnished by the selling shareholders. Because the selling shareholders may sell all or part of their shares, no estimate can be given for the number of shares that will be held by any selling shareholder upon termination of this offering.

Plan of Distribution

         Trinity is registering all of the shares on behalf of the selling shareholders. "Selling shareholders," as used in this prospectus, includes anyone who receives the shares from the named selling shareholders after the date of this prospectus. The selling shareholders may sell their shares from time to time. The selling shareholders will act independently of Trinity in making decisions about the timing, manner and size of each sale. The selling shareholders may sell shares on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling shareholders may use one or more, or a combination, of the following methods to sell their shares:

         o purchases by a broker-dealer as principal and the resale by such broker or dealer for its account pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o        in options transactions;

         o for shares that qualify for resale under Rule 144 of the Securities Act of 1933, or the Securities Act, under that rule rather than this prospectus; or in privately negotiated transactions; and/or

         o        in any other manner permitted under law.

         The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out these short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer these shares through this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares by use of this prospectus.

         In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately prior to the sale. In offering the shares covered by this prospectus, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling shareholders and the compensation of any broker-dealers may be deemed to be underwriting discounts and commissions. Because the selling shareholders may be deemed to be underwriters, they will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders have advised Trinity that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares. No underwriter or coordinating broker is acting in connection with the selling shareholders' proposed sale of shares.

         The selling shareholders will sell their shares only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in some states the selling shareholders may not sell their shares unless the shares have been registered or qualified for sale in the applicable state or the selling shareholders comply with an available exemption from the registration or qualification requirements.

         Under applicable rules and regulations of the Securities Exchange Act of 1934, or the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to Trinity's common stock for a period of two business days before the commencement of this distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of the selling shareholders' purchases and sales of shares of Trinity's common stock. Trinity will make copies of this prospectus available to the selling shareholders and has informed the selling shareholders of the need for delivery of copies of this prospectus to potential purchasers at or before the time of any sale of the shares.

         If Trinity enters into any material arrangement with a broker-dealer for the sale of any shares offered by this prospectus, through a block trade, special offering, exchange distribution or a purchase by a broker or dealer, Trinity will file a supplement to this prospectus, if required, pursant to Rule 424(b) under the Securities Act, disclosing

         o        the name of the participating broker-dealer(s),

         o        the number of ADRs involved,

         o        the price at which such shares were sold,

         o the commission paid or discounts or concessions allowed to the broker-dealer(s), where applicable,

         o whether the broker-dealer(s) conducted any investigation to verify the information in or incorporated by reference in this prospectus, and

         o        other material facts of the transaction.

         Trinity has agreed to reimburse in certain circumstances the selling shareholders against certain liabilities, including liabilities under the Securities Act. The selling shareholders have agreed to reimburse in certain circumstances Trinity and certain related persons against certain liabilities, including liabilities under the Securities Act.

         Expenses of this offering (other than brokerage commissions) are payable by Trinity and are estimated not to exceed $10,000. Trinity has also agreed to indemnify certain of the selling shareholders and related persons against certain liabilities, including liabilities under the Securities Act of 1933.

         The last reported sale price per share for Trinity's ADRs on the Nasdaq SmallCap Market was $1.67 per ADR on February 5, 2003.


Legal Matters

         The validity of the shares will be passed upon for Trinity by O'Donnell Sweeney, Dublin, Ireland.

Experts

         Ernst & Young, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young's report, given on their authority as experts in accounting and auditing.

                        4,467,034 Class A Ordinary Shares


                               TRINITY BIOTECH PLC

       Class A Ordinary Shares Represented by American Depositary Receipts














You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. The prospectus does not contain an offer to sell or the solicitation of an offer to buy any securities other than the ordinary shares, or contain an offer to sell or the solicitation of an offer to buy the ordinary shares in any circumstances which would be unlawful. By delivering this prospectus to you and by selling the ordinary shares with it, we do not mean to imply that no change has occurred in the affairs of Trinity Biotech since the date of this prospectus or that the information contained in this prospectus is correct as of any time after that date.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 8.  Indemnification of Directors and Officers.

         Trinity's Articles of Association provide that every Director, Managing Director, agent secretary or other officer of Trinity shall be entitled to be indemnified out of the assets of Trinity against all losses or liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto, including any liability incurred by him in defending any proceeding, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, and no Director other officer shall be liable for any loss, damage or misfortune which may happen to or be incurred by Trinity in the execution of the duties of his office or in relation thereto.

Item 9. Exhibits.

Exhibit
Number                                Description of Exhibit
------                                ----------------------

        5           Opinion of O'Donnell Sweeney

       23.1         Consent of Ernst & Young, Independent Auditors, Dublin, Ireland.

       23.2         Consent of O'Donnell Sweeney (contained in Exhibit 5).

        24          Power of Attorney (included in the signature page of this Registration Statement)

       99.1         Purchase Agreement dated November 27, 2007 among Trinity Biotech plc, The Tail Wind Fund
                    Ltd., and Solomon Strategic Holdings, Inc.

       99.2         Convertible Note of Trinity Biotech plc in the Original Principal Amount of US$3,000,000
                    issued on November 27, 2002 to The Tail Wind Fund Ltd.

       99.3         Convertible Note of Trinity Biotech plc in the Original
                    Principal Amount of US$500,000 issued on November 27, 2002 to Solomon Strategic Holdings, Inc.

       99.4         Registration Rights Agreement by and among Trinity Biotech plc, The Tail Wind Fund Ltd., and Solomon Strategic Holdings, Inc., dated November 27, 2002.

       99.5         Warrant of The Tail Wind Fund Ltd. to Purchase 40,000 Class A Ordinary Shares of Trinity
                    Biotech plc, dated November 27, 2002.

       99.6         Warrant of Solomon Strategic Holdings, Inc. to Purchase 10,000 Class A Ordinary Shares of
                    Trinity Biotech plc, dated November 27, 2002.

Item 10.  Undertakings.

The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to this Registration Statement to include any financial statements required by Rule 319 of Regulation S-X at the start of any delayed offering or throughout a continuous offering, provided that a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 31a of Regulation S-X if such financial statement and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
         Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland on the 7th day of February, 2003.

                                TRINITY BIOTECH PLC


                                By:      /s/ Ronan O'Caoimah
                                   ---------------------------------------------
                                         Ronan O'Caoimh
                                         Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes Ronan O'Caoimh his true and lawful attorney-in-fact with full power to execute in the name of such person, in the capacities stated below, and to file, such one or more amendments to this Registration Statement as the Registrant deems appropriate, and generally to do all such things in the name and on behalf of such person, in the capacities stated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission thereunder, and hereby ratifies and confirms the signature of such person as it may be signed by such attorney-in-fact to any and all amendments to this Registration Statement.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the above power of attorney have been signed below by the following persons in the capacities indicated on February 7, 2003.


Signature                                              Title
---------                                              -----

/s/ Ronan O'Caoimh                                     Chairman, Chief Executive Officer and Director
----------------------------------------------         (Principal Executive Officer)
Ronan O'Caoimh

/s/ Denis Burger                                       Non-executive Director
----------------------------------------------         (Authorized U.S. representative)
Denis Burger

/s/ Brendan Farrell                                    President and Director
----------------------------------------------
Brendan Farrell

/s/ James Walsh                                        Chief Operating Officer and Director
----------------------------------------------
James Walsh

/s/ Rory Nealon                                        Chief Financial Officer
----------------------------------------------
Rory Nealon

/s/ Peter Coyne                                        Non-executive Director
----------------------------------------------
Peter Coyne

                                  EXHIBIT INDEX


     Exhibit
     Number                         Description of Exhibit
     ------                         ----------------------

        5           Opinion of O'Donnell Sweeney

       23.1         Consent of Ernst & Young, Independent Auditors, Dublin, Ireland.

       23.2         Consent of O'Donnell Sweeney (contained in Exhibit 5).

        24          Power of Attorney (included in the signature page of this Registration Statement)

       99.1         Purchase Agreement dated November 27, 2007 among Trinity Biotech plc, The Tail Wind Fund
                    Ltd., and Solomon Strategic Holdings, Inc.

       99.2         Convertible Note of Trinity Biotech plc in the Original Principal Amount of US$3,000,000
                    issued on November 27, 2002 to The Tail Wind Fund Ltd.

       99.3         Convertible Note of Trinity Biotech plc in the Original Principal Amount of US$500,000
                    issued on November 27, 2002 to Solomon Strategic Holdings, Inc.

       99.4         Registration Rights Agreement by and among Trinity Biotech plc, The Tail Wind Fund Ltd., and Solomon Strategic Holdings, Inc., dated November 27, 2002.

       99.5         Warrant of The Tail Wind Fund Ltd. to Purchase 40,000 Class A Ordinary Shares of Trinity
                    Biotech plc, dated November 27, 2002.

       99.6         Warrant of Solomon Strategic Holdings, Inc. to Purchase 10,000 Class A Ordinary Shares of
                    Trinity Biotech plc, dated November 27, 2002.